As filed with the Securities and Exchange Commission on February 1, 2008

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINGSLEY RESOURCES, INC.

(Name of small business issuer in its charter)

Nevada	1311	26-1658180
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1936 Alcova Ridge Drive

Las Vegas, NV 89135

(702) 743-1343

(Address and telephone number of principal executive offices)

1936 Alcova Ridge Drive

Las Vegas, NV 89135

(Address of principal place of business or intended principal place of business)

With copies to:

Kingsley Resources, Inc. Attn: Robert Fedun 1936 Alcova Ridge Drive Las Vegas, NV 89135 Phone: (702) 743-1343	Christian J. Hoffmann, III, Esq. Quarles & Brady LLP One Renaissance Square Two North Central Avenue Phoenix, Arizona 85004 Phone: (602) 229-5200 Fax: (602) 420-5008

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the selling stockholders.

If any of the securities being registered on this from are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(3)
Common Stock, $.001 par value	8,000,000(2)	$0.20	$1,600,000	$62.88

(1)	The selling security holders will sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
(2)	Represents 8,000,000 shares of common stock outstanding.
(3)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We have filed a registration statement with the Securities and Exchange Commission relating to this resale prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2008

PROSPECTUS

KINGSLEY RESOURCES, INC.

Resale of 8,000,000 shares of common stock, par value $.001 per share

This is a prospectus for the resale of up to 8,000,000 shares of our issued and outstanding common stock, par value $.001 per share, by the selling stockholders listed herein. The shares were acquired by the selling shareholders directly from us or from third parties in private offerings that were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The selling shareholders include directors, officers and principal shareholders.

We will receive none of the proceeds from the sale of these securities by the selling stockholders and we will bear certain expenses incident to their registration. The selling security holders will sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter prevailing market prices or privately negotiated prices. For a description of the plan of distribution of these securities, please see “Plan of Distribution.”

Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Investing in our common stock involves very high risks. See “ Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. This document may only be used where it is legal to sell the shares of common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

The date of this prospectus is                     , 2008.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Electronic filings filed on or after July 1, 1992 are available via the Electronic Data Gathering Analysis and Retrieval System (EDGAR) at the public reference facility. The SEC also maintains a web site that contains reports, proxy and information statements and other materials that are filed through EDGAR which can be accessed at http://www.sec.gov.

This prospectus constitutes a part of a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We hereby undertake to provide without charge to each person, including a beneficial owner, to whom a prospectus is delivered, upon written or oral request of each person, a copy of any document included herein. Requests should be directed to:

Kingsley Resources, Inc.

1936 Alcova Ridge Drive

Las Vegas, NV 89135

Telephone: (702) 743-1343

i

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus and it does not contain all the information necessary for your investment decision. The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in and incorporated by reference into this prospectus. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See “Risk Factors.”

This prospectus covers the resale of up to an aggregate of 8,000,000 shares of our common stock. The offered shares were acquired by the selling security holders in private placement transactions that were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will sell their shares of our common stock at $0.20 per share until our common stock is quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

Our Business

Kingsley Resources, Inc. is an exploration stage resource company. Given sufficient capital, we plan to acquire and explore mineral properties. We intend to focus initially on the exploration of a 480 acre oil and gas lease in Kansas (the “Kansas Property”), or if we acquire it, an approximate 2,551 acre oil and gas lease in Louisiana (the “Louisiana Property”), as described more fully in “Description of Business.”

History

We were originally incorporated in Nevada on September 6, 2005. Our principal executive office is located at 1936 Alcova Ridge Drive Las Vegas, NV 89135.

THE OFFERING

Common Stock	Up to 8,000,000 shares of common stock may be offered under this prospectus.

Common Stock Outstanding
Common stock outstanding prior to this offering	8,000,000 shares(1)

Common stock outstanding after this offering, assuming exercise of outstanding options and warrants	8,000,000 shares

Proposed OTC Bulletin Board Symbol	Common stock: “KENG.OB”(2)

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See “Use of Proceeds.”

Plan of Distribution	The shares of common stock offered hereby may be sold from time to time by the selling stockholders in one or more transactions in the over-the-counter or any public market on which our common stock trades at prevailing market prices at the time of the sale or in negotiated transactions.

We are paying all of the expenses in connection with the preparation of this prospectus and the related Registration Statement, estimated at $36,063. See “Selling Stockholders” and “Plan of Distribution.”

Risk Factors	This offering involves a high degree of risk. See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	Indicates shares of common stock outstanding at January 31, 2008.
(2)	We have not yet applied for listing on the OTC Bulletin Board. The symbol “KENG.OB” may not be available when we apply for listing with the OTC Bulletin Board.

RISK FACTORS

Investment in our common stock involves a number of risks. In addition to the risks and investment considerations discussed elsewhere in this prospectus, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus.

Risk Factors

We have a limited operating history on which to base an evaluation of our business and prospects

We have acquired a lease on the Kansas Property and have entered into an agreement to acquire the Louisiana Property. We have not yet begun exploration of either property. As a result, we have a limited operating history on which to base an evaluation of our prospects. Our operating activities since our inception have consisted primarily of locating and acquiring the lease that we currently hold. Accordingly, we have not earned any revenues to date. We have no way to evaluate the likelihood that we will be able to operate our business successfully or that the property on which we hold a lease, or any properties on which we hold leases in the future, contain any recoverable reserves. We anticipate that we will incur increased operating costs without realizing any revenues during the period when we are exploring the property on which we hold the lease. If we are not able to generate significant revenues from our operations and any disposition of our properties, we will not be able to earn profits or continue operations. Additionally, at this early stage of our operation, we face certain risks and uncertainties frequently encountered by companies at the start up stage of their business development. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

Our auditors have expressed a going concern opinion

We have incurred losses as a result of our development stage and pre-exploration expenses and our lack of revenue. Accordingly, we have received a report from our independent auditors that includes an explanatory paragraph describing their substantial doubt about our ability to continue as a going concern. This may negatively impact our ability to obtain additional funding or funding on terms attractive to us and may negatively impact the market price of our stock.

We will require additional capital

Our cash requirements may vary materially from those now planned depending on numerous factors, including the results of our exploration activities, the acquisition and possible exploration of the Louisiana Property or additional property leases and various market conditions. We believe that the net proceeds from our prior capital raising activities, together with our projected revenue and cash flow from future operations, if any, will not be sufficient to fund our working capital and other capital requirements in the future. We will require additional capital to conduct exploration and development activities on our property and to make leasehold payments. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to curtail our planned exploration activities and/or otherwise materially reduce our operations. Even if such funds are available, there can be no assurance that our properties will be successfully developed or that producing wells will be commercially completed.

We have not generated any revenue from our business and we may need to raise additional funds in the near future. If we are unable to do so, we might be forced to discontinue our operations

Because we have not generated any revenue from our business and we cannot anticipate when we will be able to generate revenue from our business, we will need to raise additional funds for the exploration and continued development of our prospects or to respond to unanticipated requirements or expenses. Based on current and expected operations, we anticipate that we will require approximately $25,000 to fund our operations over the next twelve months. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. If we are to sell additional shares, such sale will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business and explore our properties, which might result in the loss of some or all of your investment in our common stock.

We are dependent on key personnel

Our success will be largely dependent upon the efforts of Robert Fedun and Byron Coulthard. We do not currently have employment agreements with Messrs. Fedun and Coulthard. The loss of the services of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. In addition, our future success is dependent on our ability to attract, train, retain and motivate high quality personnel.

Risk of Drilling and Completing Wells

Drilling and attempting to complete an oil and/or gas well poses particularly high risk of loss of investment because your entire investment could be expended in drilling and completing one or more dry holes or non-commercial wells. We will have to raise capital to conduct drilling activities. Whether drilling and completion activities are engaged in or deferred to later, each investor in this offering will, at some point in time, most likely incur some drilling and completion risks to the return of their investment in us. The principal risks which may be encountered in the drilling and completion of oil and gas wells are summarized as follows:

•	We may expend all our resources in drilling a dry hole, that is a well drilled and sometimes completed to a target formation and subsequently determined to have no recoverable oil and/or gas reserves

•

We may complete a well which appears to be economically productive, but later determine that such well cannot produce in sufficient quantities to justify continued operations. This type of well is usually referred to as a non-commercial well;

•	A well may be completed as a commercial well, but have dramatic declines in production due to various unforeseen factors such as a well collapse, flooding or unanticipated production declines;

•

Various unforeseen factors such as drilling or completion complications or difficult formations may greatly increase the anticipated cost of drilling and completing a well, thus rendering it economically unproductive;

•

The price of oil and gas, as well as the costs of operations, can be very unstable and a commercial well may be rendered economically unproductive by relatively small changes in the market price of oil or gas or increases in operating costs; and

•

Charges for drilling and completion services and equipment are also very volatile and potential increases in anticipated costs over a short period can render a proposed acquisition or drilling project non-commercial.

Substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The price we receive for our oil and natural gas production will heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, will depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries (OPEC);

•	the price and quantity of imports of foreign oil and natural gas;

•	political conditions, including embargoes, in or affecting other oil-producing activity;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in any commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate” (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel;

•	equipment failures or accidents;

•	adverse weather conditions;

•	reductions in oil and natural gas prices;

•	title problems; and

•	limitations in the market for oil and natural gas.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death; and

•	natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	drilling bonds;

•	reports concerning operations;

•	the spacing of wells;

•	unitization and pooling of properties; and

•	taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative or civil penalties and the imposition of injunctive relief. Changes in environmental laws and costly waste handling, storage, transport, disposal or cleanup requirements may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

We plan to sell the majority of our production to marketers and other purchasers that have access to nearby pipeline facilities. However, as we begin to further develop our current or future properties, we may find production in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse affects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. The majority of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry.

Current competitive factors in the domestic oil and gas industry are unique. The actual price range of crude oil is largely established by major international producers. Pricing for natural gas is more regional. Because the current domestic demand for oil and gas exceeds supply, we believe there is little risk that all our current production will not be sold at relatively fixed prices. To this extent we do not believe we are directly competitive with other producers, nor is there any significant risk that we could not sell all our current production at current prices with a reasonable profit margin. The risk of domestic overproduction at current prices is not deemed significant. However, more favorable prices can usually be negotiated for larger quantities of oil and/or gas product. In this respect, while we believe we have a price disadvantage when compared to larger producers, we view our primary pricing risk to be related to a potential decline in international prices to a level which could render our current production uneconomical.

There is a limited market for your shares and you may not be able to sell them

There is no assurance that any future registration statement will be declared effective by the SEC. We expect the SEC to scrutinize our registration statements because of the relatively early stage of development of our business compared to most public companies. The fact that the SEC has reviewed a registration statement does not ensure that such filing is more accurate than a filing that was not reviewed by the SEC, and the level of SEC review does not ensure any additional accuracy of such filing.

We intend in the near term to apply for listing of our common stock on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”). Although we will be applying to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted or that an active market will develop for our common stock on the OTC Bulletin Board. Additionally, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. You may have no more liquidity in your shares of common stock even if we are successful in the future in registering with the SEC and listing on the OTC Bulletin Board.

Coalitions of a few of our larger stockholders have sufficient voting power to make corporate governance decisions that could have significant effect on us and the other stockholders

Our officers, directors, principal stockholders (greater than five percent stockholders) together control approximately 86% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in our control and might affect the market price of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

Any future sale of a substantial number of shares of our common stock could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital

Any sale of a substantial number of shares of our common stock, or the prospect of sales, may have the effect of depressing the trading price of our common stock. In addition, those sales could lower our value and make it more difficult for us to raise capital. Further, the timing of the sale of the shares of our common stock may occur at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. As of December 31, 2007, we had 8,000,000 shares of common stock outstanding, of which 8,000,000 will be eligible for resale in the public market under this prospectus, subject to applicable federal securities law restrictions.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of our common stock. The common stock can be issued by our board of directors, without stockholder approval. Any future issuances of our common stock would further dilute the percentage ownership of our Company held by public stockholders.

Our stock price is likely to be highly volatile because of several factors, including a limited public float

The market price of our common stock is likely to be highly volatile because there has been a relatively thin trading market for our stock, which causes trades of small blocks of stock to have a significant impact on our stock price. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our operating results;

•	the potential absence of securities analysts covering us and distributing research and recommendations about us;

•	we may have a low trading volume for a number of reasons, including that a large amount of our stock is closely held;

•	overall stock market fluctuations;

•	announcements concerning our business or those of our competitors;

•	our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	changes in financial estimates by securities analysts or our failure to perform as anticipated by the analysts;

•	announcements of technological innovations;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	future sales of common stock;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Indemnification of officers and directors

The articles of incorporation and the bylaws of the Company contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Stockholders of the Company therefore will have only limited recourse against the individuals.

USE OF PROCEEDS

We will not receive any proceeds from this offering. All proceeds from the sale of the shares by this prospectus will go to the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares of our common stock at a price of $0.20 per share until shares of our common stock are quoted on the OTC Bulletin Board or listed for trading or quoted on any other public market and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.20 per share is based on the estimated value of the our Common Stock only and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Sales of the shares of our common stock will not result in any change in the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in the net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by the selling stockholders. Prospective investors in the shares held by the selling stockholders should be aware, however, that the price of the shares being offered by the selling stockholders may not bear any rational relationship to our net tangible book value per share.

SELLING SECURITY HOLDERS

Each of the selling stockholders listed below is, as of the date of this prospectus, the holder of our common stock or has the right to acquire the number of shares of common stock set forth opposite such selling stockholder’s name. The issuance of our common stock to the selling stockholders was a transaction exempt from the registration requirements of the Securities Act and various state securities laws.

Each selling stockholder will determine the number of shares that he or she may actually sell. The selling stockholders are under no obligation to sell all or any portion of the shares offered, nor are the selling stockholders obligated to sell such shares immediately under this prospectus. Particular selling stockholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. Because a selling stockholder may sell all, some or none of his or her shares of common stock, no estimate can be given as to the number of shares of our common stock that will be held by a selling stockholder upon termination of the offering. Shares of our common stock may be sold from time to time by the selling stockholders or by pledges, donees, transferees or other successors in interest.

The following table provides certain information with respect to the common stock owned by the selling stockholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. Except as described below, no selling stockholder has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. The Common Stock to be sold by the selling stockholders was issued (i) to Byron Coulthard and Robert Fedun as founder shares in 2005 and in a private placement transaction in 2007 exempt from registration under the Securities Act.; and (ii) to the remaining selling stockholders in private placement transactions exempt from registration under the Securities Act in 2005, 2006 and 2007. Messrs. Fedun, Coulthard and Newport, all of whom are directors, will not sell any shares for a period of six months from the date of Prospectus.

			Beneficial Ownership of Common Stock After Offering
Name of Selling Stockholder and Position, Office or Material Relationship with Company	Beneficial Ownership of Common Stock Before Offering—Number of Shares	Shares Common Stock Registered Hereby	No.(1)	% of Class
Byron Coulthard, Director, President and CEO(4) (5) (8)	2,980,000	2,980,000	0	*
Robert Fedun, Director, Secretary and Treasurer(2) (8)	2,200,000	2,200,000	0	*
Michael Newport, Director(7) (8)	700,000	700,000	0	*
Joe Guzzo(3)	1,000	1,000	0	*
Nantucket Capital, LLC(9)	500,000	500,000	0	*
Sal Guzzo(3)	1,000	1,000	0	*
Tony Guzzo(3)	1,000	1,000	0	*
Alan Sing(3)	1,000	1,000	0	*
Pradeep Singh(3)	1,000	1,000	0	*
Antonio Virginillo(3)	1,000	1,000	0	*
Kalpana Wainwright(3)	1,000	1,000	0	*
Lyndsey Wainwright(3)	1,000	1,000	0	*
Kamla Choy(3)	1,000	1,000	0	*
Praveena Choy(3)	1,000	1,000	0	*
Ronn O’Conner(3)	1,000	1,000	0	*
Cindy Ipsen(3)	1,000	1,000	0	*
Tim Ipsen(3)	1,000	1,000	0	*
Frances Ipsen(3)	1,000	1,000	0	*
Oriano Torresan(3)	1,000	1,000	0	*
Leslie Torresan(3)	1,000	1,000	0	*

			Beneficial Ownership of Common Stock After Offering
Name of Selling Stockholder and Position, Office or Material Relationship with Company	Beneficial Ownership of Common Stock Before Offering—Number of Shares	Shares Common Stock Registered Hereby	No.(1)	% of Class
Domenica Torresan(3)	1,000	1,000	0	*
Jennifer Assu(3)	1,000	1,000	0	*
Neil Grigoletto(3)	1,000	1,000	0	*
Robert Krznaric(7)	100,000	100,000	0	*
Ivan Spadari(3) (7)	101,000	101,000	0	*
Darcy Alan Higgs(6)	450,000	450,000	0	*
Dennis Higgs(6)	100,000	100,000	0	*
Eric Gordon Fergie(6)	100,000	100,000	0	*
Gerald Mitton(6)	100,000	100,000	0	*
Martin S. Tielker(6)	200,000	200,000	0	*
Douglas Verne Higgs(6)	50,000	50,000	0	*
Lyford Investments Enterprises Ltd.(8)	400,000	400,000	0	*

Total	8,000,000	8,000,000	0	*

*	indicates less than one percent.
(1)	Percentages and share ownership numbers are based on the assumption that all such shares will be sold by the Selling Shareholder. Excludes additional shares of common stock which the Selling Shareholder may acquire from time to time subsequent to the date of this prospectus.
(2)	On October 5, 2005, the Company issued 2,000,000 shares of common stock to Robert Fedun, director, CFO, secretary and treasurer of the Company, at a price of $0.001 per share, as founder shares.
(3)	On November 15, 2005, the Company sold 2,000,000 shares of common stock to various outside investors in a private placement transaction, at a purchase price of $0.01 per share.
(4)	On November 18, 2005, the Company issued 2,000,000 shares of common stock to Byron Coulthard, director, president and chief executive officer of the Company, at a price of $0.001 per share, as founder shares. Mr. Coulthard committed to purchase these shares in October 2005 when Mr. Fedun subscribed to his shares.
(5)	On October 10, 2006, each of the investors in the November 15, 2005 private placement sold 99,000 shares of common stock purchased in the November 15, 2005 private placement to Edgeco Loans, Ltd., a Canadian corporation, at a purchase price of $0.02 per share. On March 16, 2007, Edgeco Loans, Ltd. sold these shares to Byron Coulthard at a purchase price of $0.02 per share. Mr. Coulthard sold 500,000 of these shares to Nantucket Capital, LLC on March 16, 2007 at a price of $0.02 per share.
(6)	On March 22, 2007, the Company sold 1,000,000 shares of common stock to various outside investors in a private placement transaction, at a purchase price of $0.05 per share.
(7)	On August 16, 2007, Byron Coulthard, director, president and chief executive officer of the Company, gifted 100,000 shares of common stock to Ivan Spadari, 100,000 shares of common stock to Robert Krznaric, and 500,000 shares of common stock to Michael Newport, a director of the Company.
(8)	On December 14, 2007, the Company sold 1,000,000 shares of common stock in a private placement transaction, at a purchase price of $0.05 per share. Of these shares, Byron Coulthard, director, president and chief executive officer of the Company, purchased 200,000 shares; Michael Newport, director of the Company, purchased 200,000 shares; Robert Fedun, director, secretary and treasurer of the Company, purchased 200,000 shares; and Lyford Investments Enterprises Ltd., a British Virgin Islands company, purchased 400,000 shares.
(9)	This is an Arizona limited liability company majority owned and controlled by Christian J. Hoffmann, III, a partner of Quarles & Brady LLP, legal counsel to the Company.

PLAN OF DISTRIBUTION

We are registering the shares of common stock covered by this prospectus for the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledgees, donees, transferees or others who may later hold the selling stockholders’ interests. We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage com missions, discounts or other expenses relating to the sale of the shares.

The selling stockholders may sell the shares in the over-the-counter market or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions involving short sales of the shares by broker-dealers;

•	sell shares short themselves and redeliver such shares to close out their short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concession may qualify as underwriters’ compensation under the Securities Act. If the selling stockholders qualify as “underwriters,” they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

In addition to selling their shares under this prospectus, the selling stockholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

•	transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

•	sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

LEGAL PROCEEDINGS

We are not involved in any pending litigation, legal proceedings or claims.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names, positions and ages of our directors and executive officers. Our directors were elected by the majority written consent of our stockholders in lieu of a meeting. Our directors are typically elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position
Byron Coulthard	44	Director, President and CEO

Robert Fedun	64	Director, CFO, Secretary and Treasurer

Michael Newport	53	Director

Byron Coulthard has served as president and chief executive officer of Bonanza Resources Corporation, a publicly traded company in Canada listed on the TSX Venture Exchange, focuses on the oil and gas sector in the US since 2003. From 1990 to 2003 he was President and chief executive officer of Kingsley Capital Corp, a private venture capital company specializing in financing and advising public companies. Mr. Coulthard intends to devote such time to the business of the Company as he deems necessary to discharge his fiduciary duties to it.

Robert Fedun has been the president and a director of Dynamic Resources Corp., a publicly held company engaged in oil and gas exploration in the United States, and Dynamic Ventures, its predecessor company since 1994. The common shares of Dynamic Resources Corp., an Alberta corporation, and listed for trading on the Canadian Trading and Quotation System, Inc. (“CNQ”) and on the Pink Sheets. He is a graduate of the Northern Alberta Institute of Technology with a specialization in engineering and hydrocarbon technology. Mr. Fedun intends to devote such time to the business of the Company as he deems necessary to discharge his fiduciary duties to it.

Michael Newport has been actively involved in all phases of oil and gas land management for 30-years, including acquisitions, divestitures, agreement preparation, negotiations, CAD mapping and broker supervision. Mr. Newport received a BBA in Finance, PLM and MBA degrees from the University of Oklahoma. Mr. Newport started his career with Amoco in its New Orleans office where he spent two years. He was actively involved in supervising brokers and writing all forms of Land Contracts for North and South Louisiana, Mississippi, Alabama and Florida. Mr. Newport then became a District Landman for Harkins & Company in its Jackson, Mississippi office where he spent four years assembling drilling prospects and land activities associated with operations in Mississippi, Alabama, Florida and Louisiana. The next four years were spent in Harkin’s Oklahoma City office where he had the same responsibilities for Oklahoma and Arkansas as well as Mississippi, Alabama, Florida and Louisiana. Mr. Newport then joined Greenhill Petroleum in Houston, Texas for six years where he was the Land Manager for its Permian Basin Region. In addition to land management activities, Mr. Newport was responsible for acquisitions and divestitures. Since leaving Greenhill, Mr. Newport has spent the last 14 years managing brokers for West Texas, South Texas, East Texas, Oklahoma and North Louisiana, as well as performing all landman management activities for various operators.

Committees of the Board of Directors

Audit Committee

Our Audit Committee appoints the Company’s independent auditors, reviews audit reports and plans, accounting policies, financial statements, internal controls, audit fees, and certain other expenses and oversees our accounting and financial reporting process. Specific responsibilities include selecting, hiring and terminating our independent auditors; evaluating the qualifications, independence and performance of our independent auditors; approving the audit and non-audit services to be performed by our auditors; reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies; overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing any earnings announcements and other public announcements regarding our results of operations, in conjunction with management and our public auditors; and preparing the report that the Securities and Exchange Commission will require in our annual proxy statement.

The Audit Committee is comprised of our three directors, Byron Coulthard, Robert Fedun and Michael Newport. On or before the effectiveness of this Registration Statement we will appoint two independent auditors as defined by the rules and regulations of the Securities and Exchange Commission to the Audit Committee. On December 15, 2007 the Board of Directors adopted a written charter for the Audit Committee. Robert Fedun is the Chairman of the Committee and the Board of Directors has determined that Mr. Fedun qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission.

Compensation Committee

Our Compensation Committee assists our Board of Directors in determining the development plans and compensation of our officers, directors and employees. Specific responsibilities include approving the compensation and benefits of our executive officers; reviewing the performance objectives and actual performance of our officers; administering our stock option and other equity compensation plans; and reviewing and discussing with management the compensation discussion and analysis that the Securities and Exchange Commission will require in our future Form 10-Ks and proxy statements.

Our Compensation Committee is comprised of Robert Fedun and Byron Coulthard. On December 15, 2007, the Board of Directors adopted a written charter for the Compensation Committee.

Advisory Board

We currently anticipate creating an advisory board once we begin operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 2008, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than five percent of such stock, (b) each director of the Company, (c) each named officer of the Company, and (d) all our directors and executive officers as a group. We have no other class of capital stock outstanding.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock(2)	Percent of Class
Robert Fedun	2,200,000	27.5

Byron Coulthard	2,980,000	37.3

Michael Newport	700,000	8.8

Nantucket Capital, LLC(3)	500,000	6.3

Darcy Alan Higgs	450,000	5.6

Total	6,830,000	85.5

(1)	The address of Messrs. Fedun, Coulthard, Newport and Nantucket Capital, LLC is c/o Robert Fedun 1936 Alcova Ridge Drive, Las Vegas, NV 89135. The address of Darcy Alan Higgs is 4756 Drummond Drive, Vancouver, BC, V6T 1B4.
(2)	The foregoing beneficial owners hold investment and voting power in their shares.
(3)	Nantucket Capital, LLC is an affiliate of a partner of Quarles & Brady LLP, legal counsel for the Company.

DESCRIPTION OF SECURITIES

We have 8,000,000 shares of our common stock issued and outstanding as of January 31, 2008.

Common Stock

The Company is authorized to issue up to 75,000,000 shares of common stock. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefor.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and nonassessable.

Preferred Stock

The Company has no class of capital stock designated as preferred stock.

Certain Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Nevada corporate law, our articles of incorporation and our bylaws. Certain provisions of the Nevada Private Corporations Law may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely effect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. See “Risk Factors—We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.”

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Nevada law. Stockholders do not have the ability to call a special meeting.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements appearing in the registration statement have been audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The legality of the securities offered hereby have been passed upon for the Company by Quarles & Brady LLP, Two North Central Avenue, Phoenix, Arizona 85004. An affiliate of Nantucket Capital, LLC, a principal shareholder of the Company, is a partner in such law firm.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporation Law of the State of Nevada, under which the Company is organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Nevada law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by Nevada law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The articles of incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Nevada law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his or her duty of care. Nevada law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, the Company’s articles of incorporation and bylaws provide that the Company will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought exists, and the Company is not aware of any pending or threatened material litigation that may result in claims for indemnification by any director, officer, employee or other agent.

DESCRIPTION OF BUSINESS

General

We are an exploration stage company organized under the laws of the State of Nevada on September 6, 2005 for the purpose of purchasing, developing and operating oil and gas leases. We are currently not earning any revenues and we are not conducting any business operations at the time. We have acquired the Kansas Property and are attempting to acquire the Louisiana Property, both undeveloped oil and gas leases.

We have no revenues, no operations, and have been issued a going concern opinion and require additional capital to fund our operations.

We have no plans to change our business activities or to combine with another business and are not aware of any events or circumstances that might cause us to change our plans.

Operations

We have currently acquired one oil and gas lease and we intend to engage third parties such as a drilling contractor, a geologist and an engineer to direct the drilling of wells on the lease. As of the date hereof, such third parties have not been engaged and there is no assurance that we will ever enter into contracts with any such third parties.

We will make a determination of leases we are interested in the future as funds become available and based upon the analysis of technical and production date, on site verification of any well equipment and production capability, and verification of ownership of lease hold rights. We have not yet targeted additional properties and do not intend to do so until we complete exploration of our current lease.

Geological and geophysical

We may engage detailed geological interpretation combined with advanced seismic exploration techniques to identify the most promising drilling sites within our leases.

Geological interpretation is based upon data recovered from existing oil and gas wells in an area and other sources. Such information is either purchased from the company that drilled the wells or becomes public knowledge through state agencies after a period of years. Through analysis of rock types, fossils and the electrical and chemical characteristics of rocks from existing wells, we can construct a picture of rock layers in the area. We will have access to the well logs and decline curves from existing operating wells. Well logs allow us to calculate an original oil or gas volume in place while decline curves from production history allow us to calculate remaining proved producing reserves. We have not purchased, leased or entered into any agreements to purchase or lease any of the equipment necessary to conduct the geological or geophysical testing referred to herein and will only be able to do so upon raising additional capital trough loans or the sale of equity securities.

Market for oil and gas production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and with the exception of gas, all producers in a producing region will receive the same price. The major oil companies will purchase all crude oil offered for sale at posted field prices. There are price adjustments for quality differences from the Benchmark. Benchmark is Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Quality variances from Benchmark crude results in lower prices being paid for the variant oil. Oil sales are normally contracted with a purchaser or gatherer as it is known in the industry who will pick up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. At this time the majority of crude oil purchasers do not charge transportation fees unless the well is outside their service area. The service area is a geographical area in which the purchaser of crude oil will not charge a fee for picking upon the oil. The purchaser or oil gatherer as it is called within the oil industry, will usually handle all check disbursements to both the working interest and royalty owners. We will be a working interest owner. By being a working interest owner, we are responsible for the payment of our proportionate share of the operating expenses of the well. Royalty owners and over riding royalty owners receive a percentage of gross oil production for the particular lease and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, we, in most instances, will be paying the expenses for the oil and gas revenues paid to the royalty and over riding royalty interests.

Gas sales are by contract. The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous month’s sales. The operator is responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Price will fluctuate with the seasons and the general market conditions. It is our intention to utilize this market whenever possible in order to maximize revenues. We do not anticipate any significant change in the manner production is purchased, however, no assurance can be given at this time that such changes will not occur.

Lease

On June 13, 2007 we acquired an oil and gas lease for the Kansas Property, which consists of 480 acres located in Phillips County, Kansas, for a term through June 12, 2010.

We have agreed to deliver for the credit of lessor under the lease the equal of one-eighth (1/8) part of all oil produced and saved from the leased premise and to pay lessor for any gas produced and sold or used off the premises one-eighth (1/8) of the market price at the well.

Proposed Acquisition of Louisiana Property

On December 11, 2007 we entered into an agreement with Permian Basin and Acquisition Fund (“Permian Basin”) under which Permian Basin agreed to assign to us an oil and gas leasehold interest consisting of approximately 2,551.3 net acres for a purchase price of $637,596. In addition, we are to pay a geologic prospect fee of $50,000 to Permian Basin. The lease will be for a term of six years from the date of the agreement. We have made a nonrefundable deposit of $100,000 in connection with the execution of the agreement and are required to make the final payment on or before February 15, 2008. There can be no guarantee that we will be able to raise the capital to make the final payment of $587,596. Permian Basin will retain 2% of an overriding royalty interest (“ORRI”) on all future mineral leases over and above the 25% royalty interest to which the Louisiana Property is subject.

In order to fund the $100,000 deposit, we sold 1,000,000 shares of our common stock for $50,000. In addition, we entered into an agreement with Boundary Bay Resources Corp. (“Boundary Bay”) under which Boundary Bay contributed $50,000 for the right to participate in a 5% working interest in the initial well drilled on the Louisiana Property by us or Permian Basin, as the case may be. In addition, Boundary Bay agreed to pay 5% of the total cost to drill and complete the first well in order to receive such working interest on the first well.

Acquisition of Future Leases

We have not targeted additional properties to acquire and do not intend to do so until we complete exploration of our current lease and determine whether funds are available to target and acquire additional properties for exploration.

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we do and therefore have greater leverage in acquiring prospects, hiring personnel and marketing oil and gas.

Research and Development

We will be conducting research in the form of drilling on the property. Our business plan is focused on a strategy for maximizing the long-term exploration and development of our properties. To date, we have focused primarily on acquiring our interest in a single lease as described herein.

Government Regulation

The production and sale of oil and gas is subject to regulation by state, federal and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto.

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic and crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such reimposition might occur and the effect thereof is unknown.

The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 (“NGPA”). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas specifically exempt from regulation (i.e., unless the gas is deregulated). Administration and enforcement of the NGPA ceiling prices are delegated to the Federal Energy Regulatory Commission (“FERC”). In June 1986 the FERC issued Order No. 451, which in general is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible, though unlikely, that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Our operations are subject to extensive and continually changing regulation because of legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that we are affected in a significantly different way by these regulations than our competitors are affected.

Transportation and Production

Transportation and Sale of Oil and Natural Gas. We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, FERC regulates:

•	the construction of natural gas pipeline facilities, and

•	the rates for transportation of these products in interstate commerce.

Our possible future sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and FERC from 1985 to the present. These changes affect the economics of natural gas production, transportation and sales. In addition, FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry that remain subject to FERC’s jurisdiction. The most notable of these are natural gas transmission companies.

FERC’s more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas in some cases. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. These initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by FERC since 1985 cannot be predicted. In addition, some aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. We cannot predict what further action FERC will take on these matters. However, we do not believe that any action taken will affect us much differently than it will affect other natural gas producers, gatherers and marketers with which we might compete.

Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we compete.

Regulation of Drilling and Production. Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

•	the amounts and types of substances and materials that may be released into the environment,

•	the discharge and disposition of waste materials,

•	the reclamation and abandonment of wells and facility sites, and

•	the remediation of contaminated sites,

and require:

•	permits for drilling operations,

•	drilling bonds, and

•	reports concerning operations.

Environmental Regulations

General. Our operations are affected by the various state, local and federal environmental laws and regulations, including the:

•	Clean Air Act,

•	Oil Pollution Act of 1990,

•	Federal Water Pollution Control Act,

•	Resource Conservation and Recovery Act (“RCRA”),

•	Toxic Substances Control Act, and

•	Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”).

These laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

•	drilling,

•	development and production operations,

•	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and

•	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

•	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,

•

capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

•	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on our operations. However, we do not believe that changes to these regulations will have a significant negative affect on our operations.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, we believe the Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either:

•	a “generator” or “transporter” of hazardous waste, or

•	an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility.

At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, we will not be subject to many of RCRA’s requirements because our operations will probably generate minimal quantities of hazardous wastes.

CERCLA, also known as “Superfund,” imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. These persons include:

•	the “owner” or “operator” of the site where hazardous substances have been released, and

•	companies that disposed or arranged for the disposal of the hazardous substances found at the site.

CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our ordinary operations, we could generate waste that may fall within CERCLA’s definition of a “hazardous substance.” As a result, we may be liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed.

Under such law we could be required to:

•	remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators,

•	clean up contaminated property, including contaminated groundwater, or

•	perform remedial plugging operations to prevent future contamination.

We could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

Company’s office

Our offices are located at 1936 Alcova Ridge Drive Las Vegas, NV 89135 and our telephone number is (702) 743-1343.

Employees

We are an exploration stage company and have no employees. We conduct our operations through our officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with the Company’s Financial Statements and notes thereto appearing elsewhere in this registration statement. The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions. You are urged to review the information set forth under the captions for factors that may cause actual events or results to differ materially from those discussed below.

Overview

The Company is a start-up exploration stage company incorporated in Nevada on September 6, 2005 to acquire and explore oil and gas leases which are not in either the development stage or production stage. To date we have acquired the Kansas Property and have an agreement to acquire the Louisiana Property, as described in the “Description of Business.”

Our auditors have issued a going concern opinion which means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin selling oil and gas. The more money we raise, the more drilling we can conduct. Since we do not know what the exploration of our prospects and future prospects will bear, we cannot say whether we will be successful even if we raise adequate funds to explore such properties.

Plan of Operation

As a start-up exploration stage corporation, we have not yet generated or realized any revenues from our business operations. We will need to raise additional cash in order to implement our project and begin operations. We will need approximately $25,000 in order to allow us to operate for the next 12 months. If we find oil and gas, we will begin selling the oil and gas and proceed to raise additional capital to drill more wells.

If we find oil and gas, we will begin selling the oil and gas and proceed to raise additional capital to drill more wells. If we do not find oil and gas, we intend to find a new property and raise additional funds to drill thereon. We have not yet targeted additional properties and do not intend to do so until we complete exploration of our current lease.

We do not intend to interest other companies in the property if we find oil and/or gas. We intend to develop the property ourselves, given sufficient capital. If we are unable to complete drilling one well on our property, we will suspend operations until we raise additional funds. If we cannot or do not raise such funds, we will cease operations. We do not intend to hire additional employees at this time. We expect that all of the work on the property will be conducted by unaffiliated independent contractors. See “Liquidity and Capital Resources.”

Milestones

We have set the following milestones:

1. 0-180 days after the effectiveness of this Registration Statement we intend to raise additional funds through the private placement of debt or equity under Regulation D of the Securities Act of 1933 or enter into joint ventures or similar arrangements to raise capital for the exploration and development of our leases.

2. 90-180 days after effectiveness of this Registration Statement we intend to retain a consultant to manage and explore the property which we have leased. The cost for this may vary, we estimate it will be approximately $2,000 per month.

3. 180-270 days after effectiveness of this Registration Statement we intend to begin drilling. Drilling will cost roughly $20.00 per foot. This cost includes placing casing and pipe in the ground. We will drill one or two wells on the Kansas Property, each to a maximum depth of 6,000 feet, and/or one well on the Louisiana Property to a maximum depth of approximately 10,000 feet.

4. 270-365 days following effectiveness of this Registration Statement we intend to either begin production and raise additional capital to drill other wells on our property or if oil and/or gas is not found, target a new property and raise additional capital to explore the new property.

Critical Accounting Policy

Currently the Company is in the exploration stage, and has not generated any revenues from operations. Revenue will be recognized only at such time as the Company has identified, recovered and sold or delivered raw minerals, oil and/or gas. Any exploration costs will be expensed as incurred.

Liquidity and Capital Resources

We will need to raise additional funds for working capital and to explore and develop our leases. We plan to raise such funds through the sale of equity or debt capital. Such equity securities might have rights, preferences or privileges senior to the outstanding Common Stock. Any debt that we may issue will be senior in right of payment to the outstanding Common Stock and may be convertible into Common Stock. Further, we may issue options or warrants in connection with such placements.

We also may enter into a joint venture, joint development, farm-out or similar arrangement with one or more third parties to raise the capital necessary to explore and develop our prospects.

There can be no assurance that we can obtain the capital we require through the sale of our debt or equity securities or enter into arrangements with third parties on terms acceptable to us, or at all. If we are unable to raise additional cash as necessary, we will either have to suspend operations until we do raise the cash or cease operations entirely.

Controls and Procedures

In connection with the preparation of this report, we carried out an evaluation under the supervision and with the participation of our management, including the CEO and CFO, as of September 30, 2007 of the effectiveness of the design and operation of the our internal controls and procedures. Based upon this evaluation, the CEO and CFO concluded that, as of September 30, 2007, our controls and procedures were effective.

DESCRIPTION OF PROPERTY

The Company has acquired a single three-year oil and gas lease respecting the Kansas Property located in Phillips County, Kansas and described as:

The East Half of the Northwest Quarter (E1/2NW1/4) and the Northeast Quarter (NE1/4) in Section 17 Township 4 South Range 18 West.

The Company has agreed to deliver to the credit of lessor under the lease the equal of one-eighth (1/8) part of all oil produced and saved from the leased premise and to pay lessor for any gas produced and sold or used off the premises one-eighth (1/8) of the market price at the well.

In addition, the Company has entered into an agreement to acquire the Louisiana Property, located in DeSoto Parish, Louisiana and described as:

The East Holly Area is hereby described as consisting of Sections 11, 12, 13, 14, 15, 16, 20, 21, 22 and 23, Township 13 North, Range 14 West and Section 7 in Township 13 North, Range 13 West.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Robert Fedun is providing office space and administrative support as needed to the Company for no charge at located at 1936 Alcova Ridge Drive, Las Vegas, NV 89135.

In December 2007, the Company sold 600,000 shares of its common stock in a private placement at $0.05 per share to each of Messrs. Fedun (200,000 shares), Coulthard (200,000 shares) and Newport (200,000 shares), all of whom are directors of the Company.

MARKET FOR OUR COMMON STOCK

AND RELATED STOCKHOLDER MATTERS

There is currently no public market for our common stock. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the registration statement, of which this prospectus is a part, becomes effective.

The selling security holders will sell their shares of our common stock at $0.20 per share until our common stock is quoted on the OTC Bulletin Board or listed for trading or quotation on any other public market and thereafter at prevailing market prices or privately negotiated prices.

None of the issued and outstanding shares of our common stock is subject to options or warrants. There are no equity securities convertible into our common stock. As of December 31, 2007, there were 8,000,000 shares of our common stock outstanding. We are registering all 8,000,000 shares of common stock in this registration statement.

Holders of Common Stock

We had 31 shareholders of record of our common stock as of December 31, 2007.

Dividend Policy

To date, we have not declared or paid cash dividends on our shares of common stock. The holders of the shares of common stock purchased pursuant to this prospectus will be entitled to non-cumulative dividends on the shares of common stock, when and as declared by our board of directors, in its discretion. We intend to retain all future earnings, if any, for our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and such other factors as our board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

Our board of directors adopted the 2007 Stock Option and Restricted Stock Plan (the “2007 Plan”) on December 15, 2007. The 2007 Plan authorizes us to issue 1,500,000 shares of our common stock for issuance upon exercise of options and grant of restricted stock awards. As of December 31, 2007 we had not issued any of the options available under the 2007 Plan.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal years 2007 and 2006.

Summary Compensation Table

Name	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options/ SARs ($)		LTIP Payouts ($)		All Other Compensation ($)		Total ($)
Byron Coulthard, CEO and President	2007 2006	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0

Robert Fedun, CFO, Secretary and Treasurer	2007 2006	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0

Michael Newport, Director	2007 2006	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0	$ $	0 0

Compensation Policy. Because we are still in the early stages of formation and development, our directors and officers are not currently receiving any compensation.

Stock Option. Because we are still in the early stages of formation and development, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date no bonuses have been granted. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors adopted the 2007 Stock Option and Restricted Stock Plan (the “2007 Plan”) on December 15, 2007. The 2007 Plan authorizes us to issue 1,500,000 shares of our common stock for issuance upon exercise of options and grant of restricted stock awards. As of December 31, 2007 we have not issued any of the options available under the 2007 Plan.

The 2007 Plan authorize us to grant (i) to the key employees incentive stock options to purchase shares of common stock and non-qualified stock options to purchase shares of common stock and restricted stock awards, and (ii) to non-employee directors and consultants’ non-qualified stock options and restricted stock. Our Compensation Committee will administer the 2007 Plan by making recommendations to the board or determinations regarding the persons to whom options or restricted stock should be granted and the amount, terms, conditions and restrictions of the awards.

The 2007 Plan allows for the grant of incentive stock options, non-qualified stock options and restricted stock awards. Incentive stock options granted under the Plans must have an exercise price at least equal to 100% of the fair market value of the common stock as of the date of grant. Incentive stock options granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of our stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the common stock on the date of grant. Non-statutory stock options may have exercise prices as determined by our Compensation Committee.

The Compensation Committee is also authorized to grant restricted stock awards under the 2007 Plan. A restricted stock award is a grant of shares of the common stock that is subject to restrictions on transferability, risk of forfeiture and other restrictions and that may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the Compensation Committee.

Compensation of Directors

Because we are still in the development stage, our directors are not receiving any compensation.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees.

WHERE TO GET MORE INFORMATION

It is our intent to become a reporting company under the Securities Exchange Act of 1934, as amended, upon the effectiveness of this Prospectus. You may obtain annual, quarterly, and special reports and other information that the Company files with the SEC. You may read and copy any document that it files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

When we become a reporting company, our filings may also be accessed through the SEC’s website (http://www.sec.gov). We will provide a copy of any or all documents incorporated by reference herein (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein), without charge, to each person to whom this Prospectus is delivered, upon written or oral request to Kingsley Resources, Inc., 1936 Alcova Ridge Drive, Las Vegas, Nevada 89135; Telephone (702) 743-1343.

We will furnish record-holders of our securities with annual reports containing financial statements, audited and reported upon by our independent auditors, quarterly reports containing unaudited interim financial information and such other periodic reports as we determine to be appropriate or as may be required by law.

Kingsley Resources, Inc.

(An Exploration Stage Company)

Report of Independent Registered Public Accounting Firm

Board of Directors

Kingsley Resources, Inc.

Vancouver, BC

We have audited the accompanying balance sheets of Kingsley Resources, Inc., (an exploration stage company) as of September 30, 2007 and 2006 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and for the cumulative period from inception (September 6, 2005) through September 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kingsley Resources, Inc. as of September 30, 2007 and 2006 and the results of its operations, changes in stockholders’ equity (deficit), and its cash flows for the years then ended, and for the cumulative period from inception (September 6, 2005) through September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company is in the exploration stage, has suffered recurring losses from operations, and requires additional funds for further exploratory activity prior to attaining a revenue generating status. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Semple, Marchal & Cooper, LLP
Phoenix, Arizona

November 16, 2007

KINGSLEY RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

BALANCE SHEETS

	September 30, 2007	September 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$51,465	$23,151

Total Current Assets	51,465	23,151

Total Assets	$51,465	$23,151

Current Liabilities:
Accounts payable	—	5,719
Due to related parties	24,000	—

Total Current Liabilities	24,000	5,719

Total Liabilities	24,000	—

Stockholders’ Equity:
Common stock - $.001 par value; 75,000,000 shares authorized, 7,000,000 and 6,000,000 shares issued and outstanding as of September 30, 2007 and 2006, respectively	7,000	6,000
Additional paid-in capital	67,000	18,000
Deficit Accumulated During Exploration Stage	(46,535)	(6,568)

Total Stockholders’ Equity	27,465	17,432

Total Liabilities and Stockholders’ Equity	$51,465	$23,151

See accompanying notes to financial statements

KINGSLEY RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF OPERATIONS

	Year Ended September 30, 2007	Year Ended September 30, 2006	Cumulative from Date of Inception (September 6, 2005) to September 30, 2007
Net Sales	$—	$—	$—
Cost of Sales		—	—

Gross Profit	—	—	—
Selling, General and Administrative Expenses	39,967	6,568	46,535

Loss from Operations	(39,967)	(6,568)	(46,535)
Income Taxes	—	—	—

Net Loss	$(39,967)	$(6,568)	$(46,535)

Basic and diluted net loss per share	$(0.01)	$—	$(0.01)

Basic and diluted weighted average common shares outstanding	6,339,726	5,747,945	5,978,780

See accompanying notes to financial statements

KINGSLEY RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional Paid-in Capital	Deficit Accumulated During Exploration Stage	Total Stockholders’ Equity (Deficit)
	Common Stock
	Shares	Amount
Balance at September 6, 2005 (Inception)	—	$—	$—	$—	$—
Net loss through September 30, 2005	—	—	—	—	—

Balance at September 30, 2005	—	—	—	—	—
Common stock issued	6,000,000	6,000	18,000	—	24,000
Net loss for the year ended September 30, 2006	—	—	—	(6,568)	(6,568)

Balance at September 30, 2006	6,000,000	6,000	18,000	(6,568)	17,432
Private placement	1,000,000	1,000	49,000	—	50,000
Net loss for the year ended September 30, 2007	—	—	—	(39,967)	(39,967)

Balance at September 30, 2007	7,000,000	$7,000	$67,000	$(46,535)	$27,465

See accompanying notes to financial statements

KINGSLEY RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2007	Year Ended September 30, 2006	Cumulative From The Date of Inception (September 6, 2005) to September 30, 2007
Increase/(Decrease) in Cash and Cash Equivalents:
Cash flows from operating activities:
Net Loss	$(39,967)	$(6,568)	$(46,535)
Adjustments to reconcile net loss to net cash used by operating activities:
Organization costs - non-cash	—	344	344
Changes in Assets and Liabilities:
Accounts payable	(5,719)	5,719	—

Net cash used by operating activities	(45,686)	(505)	(46,191)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	23,656	23,656
Proceeds from private placement	50,000	—	50,000
Due to related parties	24,000	—	24,000

Net cash provided by financing activities	74,000	23,656	97,656

Net change in cash and cash equivalents	28,314	23,151	51,465
Cash and cash equivalents at beginning of period	23,151	—	—

Cash and cash equivalents at end of period	$51,465	$23,151	$51,465

Supplemental Information:
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—

See accompanying notes to financial statements

KINGSLEY RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

Description of the Company

Kingsley Resources, Inc. (the “Company” or “Kingsley”) was organized under the laws of the State of Nevada on September 6, 2005. The principal business purpose of the Company is to explore and develop various resources, concentrating on oil and gas.

Cash and Cash Equivalents

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

Liquidity

The Company has generated an accumulated net loss of $46,535 from the date of inception through September 30, 2007. Our primary sources of liquidity have been proceeds from equity issuances and a related party payable.

Exploration Stage and Revenue Recognition

Currently the Company is in the exploration stage, and has not generated any revenues from operations. Revenue will be recognized only at such time as the Company has identified, recovered and sold or delivered raw minerals, oil and/or gas. Any exploration costs will be expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, trade payables, and amounts due to related parties approximate their fair values because of the short maturity of these instruments or their market interest rates for similar instruments.

Loss Per Share

Basic loss per share of common stock was computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period.

Diluted loss per share is computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are options and warrants that are freely exercisable into common stock at less than the prevailing market price. Dilutive securities are not included in the weighted average number of shares when inclusion would increase the earnings per share or decrease the loss per share. As of September 30, 2007 and 2006, the Company had no options or warrants outstanding.

KINGSLEY RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Stock-Based Compensation

FASB Statement SFAS 123(R), “Share-Based Payment” focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. It requires that the fair-value-based method be used to account for these transactions.

The Company adopted SFAS 123(R) since its inception. Under this statement, compensation expense should be recognized for all share-based payments granted, based on the fair value estimated on the date of grant utilizing the Black-Scholes option-pricing model, and amortized to expense over the options’ vesting period.

The Company has not issued any stock awards as of September 30, 2007 and therefore, has not reported any stock related compensation expense.

Recent Accounting Pronouncements

In September, 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for more information about (1) the extent to which companies measure assets and liabilities at fair value, (2) the information used to measure fair value, and (3) the effect that fair value measurements have on earnings. SFAS No. 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not anticipated to have a material affect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an amendment of SFAS Statement No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and Termination Benefits, SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 132(R), Employers’ Disclosure about Pensions and Other Postretirement Benefits (“SFAS No. 158”). SFAS No. 158 requires the recognition of the funded status of a defined benefit pension plan (other than a multi-employer plan) as an asset or liability in the statement of financial position and the recognition of changes in the funded status through comprehensive income in the year in which such changes occur. The adoption of this statement did not have any impact on our financial statements and disclosures.

KINGSLEY RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 1

Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Recent Accounting Pronouncements (Continued)

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. SFAS No. 159 also amends SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities,” by providing the option to record unrealized gains and losses on held-for-sale and held-to-maturity securities currently. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 159 is not anticipated to have an affect on the Company’s financial position or results of operations.

Note 2

Related Party Transactions

As of September 30, 2007 and 2006, two directors held 5,280,000 shares and 4,000,000 shares, respectively, of the Company’s common stock, of which 4,000,000 were purchased at a price of $0.001 per share from the Company and 1,280,000 shares were purchased at a price of $0.02 per share from other shareholders. In addition, as of September 30, 2007, the Company owes $24,000 to related parties for management and consulting fees performed during the year ended September 30, 2007.

Note 3

Stockholders’ Equity

During the year ended September 30, 2006 the Company entered into a private placement with an aggregate subscription level of $50,000. During the year ended September 30, 2007, the Company issued 1,000,000 shares for $50,000 under this arrangement.

Note 4

Going Concern

The Company’s financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company had a net loss of $39,967 for the year ended September 30, 2007 and an accumulated loss of $46,535 from the date of inception, September 6, 2005 through September 30, 2007. Additionally, the Company has $27,465 of working capital as of September 30, 2007, which is not deemed sufficient to support the Company’s operations. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

KINGSLEY RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS (Continued)

Note 4

Going Concern (Continued)

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company plans to raise additional funds through the sale of equity or debt capital. Such equity securities might have rights, preferences or privileges senior to the Company’s outstanding common stock. Any debt that the Company may issue will be senior in right of payment to the outstanding common stock and may be convertible into common stock.

The Company also may enter into a joint venture, joint development or similar arrangement with one or more third parties to raise the capital necessary for its operations and to explore and develop its prospects.

There can be no assurance that the Company can obtain the capital it requires through the sale of its debt or equity securities or enter into arrangements with third parties on terms acceptable to it, or at all.

Note 5

Subsequent Events

On December 11, 2007, the Company entered into an oil and gas lease agreement with Permian Basin Acquisition Fund (“Permian Basin”), to acquire a mineral leasehold interest in 2551.3 acres of land located in DeSoto Parish, Louisiana. Under the agreement, the Company has the right to purchase the leasehold interest for a price of $687,596. The Company made a nonrefundable deposit of $100,000 upon the execution of the agreement and the balance of $587,596 is due and payable on or before February 15, 2008.

On December 14, 2007, the Company sold 1,000,000 shares of common stock at a price of $0.05 per share in a private placement to its directors, officers and a third party. Also in December 2007, the Company sold the right to a 5% working interest participation in the first well on the foregoing property to Boundary Bay Resources Corporation for $50,000. The Company used the $100,000 derived from such transactions to make the nonrefundable deposit pursuant to the Permian Basin agreement.

On December 15, 2007, the Company adopted a Stock Option Plan (“Plan”). Under the provisions of the Plan, the maximum number of shares that can be issued is 1,500,000 shares of common stock. The stock options awarded under the Plan shall be exercisable up to 10 years and no options can be awarded 10 years after the Plan is approved. The exercise price for options awarded under the Plan shall be no less than the fair market value of the common stock subject to the option on the date the option is granted.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction in which such an offer would be unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

PROSPECTUS

AVAILABLE INFORMATION

PROSPECTUS SUMMARY	1

THE OFFERING	2

RISK FACTORS	3

USE OF PROCEEDS	9

DETERMINATION OF OFFERING PRICE	9

DILUTION	9

SELLING SECURITY HOLDERS	10

PLAN OF DISTRIBUTION	12

LEGAL PROCEEDINGS	12

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15

DESCRIPTION OF SECURITIES	16

INTEREST OF NAMED EXPERTS AND COUNSEL	17

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	17

DESCRIPTION OF BUSINESS	18

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	23

DESCRIPTION OF PROPERTY	25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	26

EXECUTIVE COMPENSATION	27

WHERE TO GET MORE INFORMATION	28

KINGSLEY RESOURCES, INC.

8,000,000 shares

common stock

$.001 par value

PROSPECTUS

                    , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

The Private Corporations Law of the State of Nevada, under which the Company is organized, permits the inclusion in the articles of incorporation of a corporation of a provision limiting or eliminating the potential monetary liability of directors to a corporation or its stockholders by reason of their conduct as directors. The provision would not permit any limitation on, or the elimination of, liability of a director for disloyalty to his or her corporation or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under Nevada law. Accordingly, the provisions limiting or eliminating the potential monetary liability of directors permitted by Nevada law apply only to the “duty of care” of directors, i.e., to unintentional errors in their deliberations or judgments and not to any form of “bad faith” conduct.

The articles of incorporation of the Company contain a provision which eliminates the personal monetary liability of directors to the extent allowed under Nevada law. Accordingly, a stockholder is able to prosecute an action against a director for monetary damages only if he or she can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the amendment, and not “negligence” or “gross negligence” in satisfying his or her duty of care. Nevada law applies only to claims against a director arising out of his or her role as a director and not, if he or she is also an officer, his or her role as an officer or in any other capacity or to his or her responsibilities under any other law, such as the federal securities laws.

In addition, the Company’s articles of incorporation and bylaws provide that the Company will indemnify our directors, officers, employees and other agents to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise. The Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Company in connection with the registration of shares described in the registration statement. The Company will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of their shares.

Securities and Exchange Commission Registration Fee	$63
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$10,000
Other Expenses	$1,000

Total Expenses	$36,063

Item 26.	Recent Sales of Unregistered Securities.

During the past three years, the Company has sold the following shares of common stock which were not registered under the Securities Act of 1933 as amended:

(1)	On October 5, 2005 the Company issued 2,000,000 shares of common stock to Robert Fedun, director, secretary and treasurer of the Company, at a price of $0.001 per share.

(2)	On November 15, 2005 the Company sold 2,000,000 shares of common stock to various outside investors in a private placement transaction at a purchase price of $0.01 per share.

(3)	On November 18, 2005 the Company sold 2,000,000 shares of common stock to Byron Coulthard, director, president and chief executive officer of the Company, at a price of $0.001 per share.

(4)	On March 22, 2007 the Company sold 1,000,000 shares of common stock to various outside investors in a private placement transaction at a purchase price of $0.05 per share.

(5)	On December 14, 2007 the Company sold 1,000,000 shares of common stock to Byron Coulthard, director, president and chief executive officer of the Company, Robert Fedun, director, secretary and treasurer of the Company, Michael Newport, director of the Company, and an outside investor in a private placement transaction at a purchase price of $0.05 per share.

All of the foregoing shares of common stock were issued to the above referenced shareholders pursuant to Regulation D of the Securities Act of 1933.

Item 27.	Exhibits

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant, dated September 6, 2005.	Filed herewith.

3.2	Amended and Restated Bylaws of Registrant	Filed herewith.

3.3	Audit Committee Charter, dated December 15, 2007	Filed herewith.

3.4	Compensation Committee Charter, dated December 15, 2007	Filed herewith.

4.1	Form of Common Stock Certificate	Filed herewith.

5.1	Opinion of Quarles & Brady LLP as to the legality of securities being registered (includes consent)	Filed herewith.

10.1	2007 Stock Option and Restricted Stock Plan	Filed herewith.

10.2	Form of Stock Option Agreement (ISO and Non-Qualified) 2007 Stock Option Plan	Filed herewith.

10.3	Oil and Gas Lease, dated June 13, 2007	Filed herewith.

10.4	Agreement with Permian Basin Acquisition Fund	Filed herewith.

10.5	Agreement with Boundary Bay Resources Corporation	Filed herewith.

23.1	Consent of Semple, Marchal & Cooper, LLP	Filed herewith.

23.2	Consent of Quarles & Brady LLP (Included in 5.1 above)	Filed herewith.

24.1	Power of Attorney	Filed herewith.

Item 28.	Undertakings

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	For determining any liability under the Securities Act of 1933 (the “Securities Act”), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)	Request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)	Reliance on Rule 430A:

(1)	For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(I), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the SEC declared it effective.

(2)	For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offering in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Form SB-2 to be signed on its behalf by the undersigned, in the City of Las Vegas, Nevada on February 1, 2008.

KINGSLEY RESOURCES, INC., a Nevada corporation

/s/ Robert F. Fedun
Name:	Robert F. Fedun
Title:	CFO, Secretary & Treasurer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated:

Signature and Title	Date

/s/ Byron Coulthard	February 1, 2008
President, CEO & Director

/s/ Robert Fedun	February 1, 2008
CFO, Secretary, Treasurer & Director

/s/ Michael Newport	February 1, 2008
Director

Exhibit Index

Exhibit Number	Description	Reference
3.1	Articles of Incorporation of Registrant	Filed herewith.

3.2	Amended and Restated Bylaws of Registrant	Filed herewith.

3.3	Audit Committee Charter, dated December 15, 2007	Filed herewith.

3.4	Compensation Committee Charter, dated December 15, 2007	Filed herewith.

4.1	Form of Common Stock Certificate	Filed herewith.

5.1	Opinion of Quarles & Brady LLP as to the legality of securities being registered (includes consent)	Filed herewith.

10.1	2007 Stock Option and Restricted Stock Plan	Filed herewith.

10.2	Form of Stock Option Agreement (ISO and Non-Qualified) 2007 Stock Option Plan	Filed herewith.

10.3	Oil and Gas Lease, dated June 13, 2007	Filed herewith.

10.4	Agreement with Permian Basin Acquisition Fund	Filed herewith.

10.5	Agreement with Boundary Bay Resources Corporation	Filed herewith.

23.1	Consent of Semple, Marchal & Cooper, LLP	Filed herewith.

23.2	Consent of Quarles & Brady LLP (Included in 5.1 above)	Filed herewith.

24.1	Power of Attorney	Filed herewith.